Exhibit 3.739
[STAMP]
ARTICLES OF INCORPORATION
OF
R.C. MILLER ENTERPRISES, INC
     The undersigned, who are citizens of the United States, desiring to form a Corporation for profit under the General Corporation Act of Ohio, do hereby certify:
FIRST:	The name of said corporation shall be R. C. Miller Enterprises, Inc.

SECOND:	The place in the State of Ohio where its principal office is to be located is 1800 Ninth Street N.E., Canton, Stark County, Chic 44705.

THIRD:	The purpose for which it is formed is to engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio.

[ILLEGIBLE] corporation reserves the right, at any time and from time to time, substantially to change its purposes, in the manner now or hereafter permitted by statute. Any change of the purposes of the corporation, authorized or approved by the holders of the shares entitling them to exercise the proportion of the voting power of the corporation now or hereafter required by statute, shall be binding and conclusive upon every shareholder of the corporation as fully as if such shareholder had voted therefore; and no shareholder, notwithstanding that he may have voted against such change of purposes or may have objected in writing thereto, shall be entitled to payment of the fair cash value of his share.

FOURTH:	The maximum number of shares which the corporation is authorised to have outstanding is twenty thousand (20,000) shares without per value.

Shares without par value may be issued pursuant to subscriptions taken by the incorporators for such amount of consideration as may be specified by the incorporators, and, after organization, shares without par value now or hereafter authorised may be issued or agreed to be issued from time to time for such amount or amounts of consideration as may be fixed from time to time by the board of directors. The board of directors In its discretion may fix different amounts and/or kinds of consideration for the issuance of shares without per value whether issue at the same or different times, and may determine at only a part or proportion of the amount or amounts if consideration which shall be received by the corporation shall be stated capital. Any and all shares without par value so issued, the consideration for which, as fixed by the incorporators or by the board, of directors, has been paid or delivered, shall be full paid and nonassessable.
FIFTH:	The amount of capital with which the corporation will begin business is Five Hundred Dollars ($500.00).

SIXTH:	The board of directors is hereby .authorized to fix and determine and to vary the amount of working capital of the corporation; to determine whether any, and if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and without action by the shareholders, to use and apply such surplus, or any part thereof, at any time or from time to time to the purchase or acquisition of shares, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the board of directors shall deem expedient.

SEVENTH:	Every statute of the State of Ohio hereafter enacted, whereby the rights or privileges of shareholders of a corporation organized under the General Corporation Act of said state are increased, diminished or in any way affected, or whereby effect is given to any action authorized, ratified or approved by less than all the shareholders of any such corporation, shall apply to this corporation and shall be binding upon every shareholder thereof to the same extent as if such statute had been in force at the date of the filing of these Articles of Incorporation.

EIGHTH:	A director of this corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise; nor shall any transaction or contract or act of this corporation be void or voidable or in any way affected or in validated by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder or director is in any interested in such transaction or contract or act provided the fact that such director of such firm or such corporation is so interested shall be disclosed or shall be known to the board of directors at which action upon any such contract or transaction or act shall be taken; nor shall any such director be accountable or responsible to the corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director is interested in such transaction or contract or act; any such director may be counted in determining the existence of a quorum at any meeting of the board of directors of the corporation which shall authorize or take action in respect to any such contract or transaction or act and may vote thereat to authorise, ratify or approve any such contract or transaction or act, with like force and effect, as if he or any firm of which he is a member or any corporation of which he is a shareholder or director were not interested in such transaction or contract or act.

NINTH:	The corporation shall indemnify and hold harmless each person who shall serve at any time as a director or officer of the corporation from and against any and all claims and liabilities to which such person shall become subject by reason of his having been a director or officer of the corporation, or by reason of any action alleged to have been taken or omitted by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; provided, however, that no such person shall be indemnified against or be reimbursed for any expense incurred arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions in this article shall not exclude any other right to which he may be lawfully entitled, or shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case even though not specifically herein provided for.

TENTH:	No holder of shares of the corporation shall have any preemptive right to subscribe for or to purchase any shares of the corporation of any class, whether such shares or such class be now or hereafter authorized.
     IN WITNESS, WHEREOF, we have hereunto set our hands, this 13 day of November, 1992.

/s/ Ronald C. Miller
RONALD C. MILLER

/s/ Patricia A. Miller
PATRICIA A. MILLER

/s/ Richard D. Miller
RICHARD D. MILLER